Exhibit 99.2

STARRY SEA ACQUISITION CORP Announces Closing of $57.5 Million Initial Public Offering

New York, New York – August 11, 2025 – STARRY SEA ACQUISITION CORP (the “Company”), a blank check company incorporated in the Cayman Islands, today announced the closing of its previously announced initial public offering (“IPO”) of 5,750,000 units at an offering price of $10.00 per unit, with each unit consisting of one ordinary share and one right to receive one-sixth (1/6) of one ordinary share upon the consummation of an initial business combination. This includes the exercise in full by the underwriters’ over-allotment option to purchase up to an additional 750,000 units.

The units are listed on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “SSEAU” and began trading on August 8, 2025. Once the securities comprising the units begin separate trading, the ordinary shares and the rights are expected to be traded on Nasdaq under the symbols “SSEA” and “SSEAR,” respectively.

A.G.P./Alliance Global Partners (“A.G.P.”) acted as the sole book-running manager for the offering.

Pillsbury Winthrop Shaw Pittman LLP served as legal counsel to the Company. Robinson & Cole LLP served as legal counsel to A.G.P.

A registration statement on Form S-1 relating to these securities (File No. 333-287976) was previously filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 7, 2025.  This offering was made only by means of a prospectus forming part of the effective registration statement. Copies of the prospectus may be obtained on the SEC’s website at http://www.sec.gov. Electronic copies of the prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

About STARRY SEA ACQUISITION CORP

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

For investors

STARRY SEA ACQUISITION CORP|
Yan Liang
Chief Executive Officer
418 Broadway #7531
Albany, NY, 12207
United States of America
Email: heidiliang@starryseacorp.com